Exhibit 99.1

Press Release

uVuMobile Appoints A New Independent Director
To The Board, Marco Ganouna

ATLANTA, Ga. – January 6, 2009 – uVuMobile™, Inc. (OTCBB: UVUM.OB), announced today the appointment of a highly respected business leader, Marco Ganouna, to its Board of Directors.  Mr. Ganouna has a well-established business track record which will play a key role as uVuMobile continues expanding its brand and presence in the mobile marketplace.

Commenting on the Appointment, Scott Hughes, President and CEO said, “We are pleased that Marco has agreed to join the Board and are confident that his knowledge of the mobile industry, financial markets and global business will play an integral part in uVuMobile’s success.  Having focused our efforts on building a solid business foundation and developing superior technology, today’s announcement underscores our commitment to offering a superior technology platform for mobilizing content.”

Marco Ganouna has over 30 years experience as a business leader and C level executive and is a leading innovator of cutting-edge technologies for emerging countries.  In August 2008, Mr. Ganouna founded Investment Business Engine to help High Tech companies establish strategic partnerships and form International alliances to provide High Tech companies with access to new markets, new specific business partners and access new sources of funding.  Prior to founding Investment Business Engine, Mr. Ganouna was President and CEO of Minds@Work which introduced the first smart portable hand-held hard drive in the digital imaging arena and was formerly the founder of MGV Group, an International electronic distributor and manufacturer group with US sales in excess of $300M a year.  Over the past 10 years Mr. Ganouna has successfully raised over $100M in equity and financing from both private investors and corporations.

 “I look forward to working with the management team at uVuMobile to help accelerate the Company’s growth to become a global leader in mobile technology and content delivery.  The market is exploding and I’m very excited to be working with a company like uVuMobile.” stated Marco Ganouna.

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Press Release

uVuMobile Appoints A New Independent Director
To The Board, Marco Ganouna
January 6, 2009

Separately, upon the appointment of Mr. Ganouna, William Scigliano will step down from the Board.  “We appreciate Bill’s efforts on behalf of the Company.  He has played an integral role in our development and continues to remain committed to uVuMobile as the Company moves forward in its next phase of growth.” said Hughes.

About uVuMobile

uVuMobile recognizes the ever-increasing demand for personalized, interactive entertainment content anytime and anywhere on media-enabled devices by offering a full suite of products that effectively deliver video and audio content to mobile handsets. uVuMobile provides back-end media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business-to-business market. These services are now available to entertainment brands, carriers, developers, aggregators, distribution partners and other players in the mobile value chain.  uVuMobile now offers ad supported and white label mobile video services. For additional information, please visit www.uvumobile.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning uVuMobile's business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, financial results, financial position and liquidity are included in uVuMobile’s Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and in other reports filed by uVuMobile with the SEC subsequent to the filing of such Form 10-K. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from uVuMobile’s web site at www.uvumobile.com. uVuMobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

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Contact:	Ron Warren 678-417-2000 www.uvumobile.com